Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in United States Natural Gas Fund, LP’s Form S-3 , of our report dated March 20, 2008, relating to the statements of financial condition as of December 31, 2007 and 2006, including the schedule of investments as of December 31, 2007, and the related statements of operations, changes in partners’ capital and cash flows for the the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006 of United States Natural Gas Fund, LP, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
July 2, 2008